Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS BOARD OF DIRECTORS APPOINTS STEPHEN B. BRATSPIES AS CHIEF EXECUTIVE OFFICER, EFFECTIVE AUG. 3, 2020

Seasoned executive brings strong track record of value creation and more than two decades of consumer product merchandising and marketing leadership experience

WINSTON-SALEM, N.C. (June 9, 2020) – HanesBrands (NYSE:HBI), a leading global basic apparel marketer under leading consumer brands, today announced that its Board of Directors has appointed Stephen B. Bratspies as chief executive officer and board member, effective Aug. 3, 2020. Bratspies will succeed Gerald W. Evans Jr., who previously announced his plans to retire after a 37-year career at HanesBrands.

Bratspies, 52, brings more than 25 years of retail, digital and consumer product leadership experience to Hanes. Most recently, he served as chief merchandising officer at Walmart Inc. where he managed $330 billion in sales, drove a major merchandising transformation initiative, and accelerated comp-store sales and market share gains.

His prior leadership positions at Walmart included executive vice president of general merchandise, executive vice president of food, and senior vice president of marketing. He is recognized for his strong and consistent results, passion for people, and winning in the marketplace. Earlier in his career, Bratspies served as chief marketing officer for Specialty Brands, held various management positions at PepsiCo, Inc.’s Frito-Lay North America division, and was a management consultant with A.T. Kearney.

“After a comprehensive search, we are excited to appoint Steve as the next CEO of Hanes,” said Ronald L. Nelson, the company’s chairman of the board. “Steve is an experienced global leader, has a strong vision for the future of consumer products businesses, and has an extensive track record of success in senior management roles across a number of critical business disciplines. He has tackled complex business challenges and consistently delivered superior results across a multitude of consumer product categories.

“We are confident that Steve is the ideal CEO to lead Hanes forward as we focus on our strong portfolio of consumer brands across the globe, rapid online growth, and strong cash flow model. We look forward to an exciting new chapter for Hanes under Steve’s leadership and oversight.”

HanesBrands Board of Directors Appoints Stephen B. Bratspies as Chief Executive Officer, Effective Aug. 3, 2020 – Page 2

Bratspies, who will relocate to Winston-Salem, noted, “I am thrilled to be joining the HanesBrands team, the clear global leader in everyday apparel basics with great iconic brands like Hanes and Champion. It is an honor to assume the role of CEO and join this highly respected global team of 63,000 strong. I have great respect for all that Hanes has accomplished throughout its rich history, including developing power brands, driving category-leading product innovation, and building deep consumer relationships. In addition, Hanes has built a world-class company-owned supply chain and established a strong reputation for workplace, environmental and social responsibility. Together, we will continue to accomplish great things and chart a future of growth and value creation for all of our constituencies.”

Gerald Evans, 61, will oversee the leadership transition until August and remain as an advisor to the company through 2021.

“We extend our gratitude to Gerald for his many contributions to the company’s brand building, global supply chain diversification, and international commercial expansion over the last 37 years, and most recently for his excellent leadership during the COVID-19 pandemic,” Nelson said. “Gerald has always put the best interests of Hanes and its employees first, and we appreciate his support of Steve and the management team through the transition period. We also wish him well in his retirement.”

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A Fortune 500 company and member of the S&P 500 stock index (NYSE: HBI), Hanes has approximately 63,000 employees in more than 40 countries. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the potential effects of the COVID-19 outbreak, including on consumer spending, global supply chains and the financial markets; the highly competitive and

HanesBrands Board of Directors Appoints Stephen B. Bratspies as Chief Executive Officer, Effective Aug. 3, 2020 – Page 3

evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets, including as a result the potential impact of our ongoing leadership transition; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; any local, regional or global disaster or other business continuity problem, such as an earthquake, tsunami, terrorist attack, pandemic or other natural or man-made disaster the existence of a material weakness in our internal control over financial reporting; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

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